Exhibit 99.1


                   [ARMADA SPORTS & ENTERTAINMENT, INC. LOGO]
                       254 S Ronald Reagan Blvd, Ste 134
                               Longwood, FL 32750
                                  321-295-7816
                               866-773-8630 (efax)


July 15, 2011

Mr. Peter Bonell
6936 Duncaster Street
Windemere, Florida 34786

RE: Letter of Termination

Dear Peter;

This letter shall constitute an immediate termination of your appointment of June 28, 2011 (which appointment was to be effective July 15, 2011) as Chief Operating Officer of Armada Sports & Entertainment, Inc., (Company) a wholly owned subsidiary of Domark International, Inc.

The reason that Armada Sports & Entertainment, Inc. is taking this action at this time is due to the following facts and circumstances:

1. On June 28, 2011, the Company entered into a letter agreement with you, which provided for your appointment as Chief Operating Officer of the Company, with an effective start date of July 15, 2011. The commence date of your engagement was to be July 15, 2011 in a part time capacity (20 hours per week) through August 31, 2011. From September 1, 2011 forward, you were to be engaged on a full time basis and agreed to devote your full time efforts to the performance of your responsibilities to Armada. A more definitive agreement on your employment, setting forth the terms of the June 28, 2011 letter agreement, was presented to you last week for your review and signature as a formality of your appointment.

2. At approximately 11:00 am on Friday, July 15, after several attempts by me to contact you to establish a meeting with you on your first start date with the Company, I received an email from you. In the email you state that "I am declining the opportunity as it stands currently in the contract" due to several factors. Your email demands modifications to your existing agreement relating to base salary, (requiring the Company to pay you double the amount of base salary), place you in full time status as of the effective start date, amend the grant of 100,000 shares of the Company's stock, which required you to be in service to the Company for one year before vesting (you demanded that the stock
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be vested from the date of issuance and that the issuance of the stock would be
"non refundable" (you would receive the benefit of the stock grant if you were "terminated with or without cause prior to July 15, 2012"), the issuance of a corporate credit card (not in the June 28 letter agreement). Your email demands concluded with a final demand to make the modifications to your existing agreement by the end of the day.

These demands to modify your existing agreement are not acceptable to the company, not in the best interest of the Company and its shareholders and quite frankly are bewildering given the fact that you had already executed an agreement outlining the terms of your engagement on June 28.

I responded to your email requesting an in person meeting by email and phone calls to discuss these issues and you have not responded to my request. I also requested the name of your counsel, who you referred to in your email as the individual who reviewed your current agreement with the Company and advised you to demand revision of the existing agreement, for the purpose of having our Company counsel communicate with your counsel. You did not respond to that request either. Therefore, I have no choice but to terminate your letter agreement, appointing you as COO, effective immediately. The Company's parent, Domark International, Inc. will file the appropriate disclosure on form 8K within 4 days as required by the Securities and Exchange Commission and I will direct that your information be removed from the Company's website as soon as the 8K is of public record.

Sincerely,


/s/ Tom Kidd
-----------------------------------
Tom Kidd, CEO
Armada Sports & Entertainment, Inc.